SUBJECT COMPANY:

     COMPANY DATA:
	COMPANY CONFORMED NAME: 	 	AFTERMARKET TECHNOLOGY CORP.
	CENTRAL INDEX KEY:			0000933405
	STANDARD INDUSTRIAL CLASSIFICATION:	3714
	IRS NUMBER:			954486486
	STATE OF INCORPORATION:		DE
	FISCAL YEAR END:			1231

     FILING VALUES:
	FORM TYPE:	SC 13G
	SEC ACT:
	SEC FILE NUMBER:	005-50381
	FILM NUMBER:	546583

     BUSINESS ADDRESS:
	STREET 1:		ONE OAK HILL CENTER SUITE 400
	CITY:		WESTMONT
	STATE:		IL
	ZIP:		60559
	BUSINESS PHONE:	6304556000

FILED BY:

     COMPANY DATA:
	COMPANY CONFORMED NAME:		PALADIN INVESTMENT ASSOCIATES, LLC.
	CENTRAL INDEX KEY:			0000051879
	STANDARD INDUSTRIAL CLASSIFICATION:	UNKNOWN SIC - 0000 [0000]
	IRS NUMBER:			522272851
	STATE OF INCORPORATION:		MN
	FISCAL YEAR END:			1231

     FILING VALUES:
	FORM TYPE:	SC 13G

     BUSINESS ADDRESS:
	STREET 1:		601 SECOND AVE SOUTH
	STREET 2:		P O BOX 357
	CITY:		MINNEAPOLIS
	STATE:		MN
	ZIP:		55402
	BUSINESS PHONE:	612-376-2800

     MAIL ADDRESS:
	STREET 1:		601 SECOND AVE SOUTH
	STREET 2:		P O BOX 357
	CITY:		MINNEAPOLIS
	STATE:		MN
	ZIP:		55402

     FORMER COMPANY:
	FORMER CONFORMED NAME:	INVESTMENT ADVISERS, INC.
	DATE OF NAME CHANGE:	11/30/2000
     FORMER COMPANY:
	FORMER CONFORMED NAME:	PLATT STANLEY K
	DATE OF NAME CHANGE:	02/01/1960
     FORMER COMPANY:
	FORMER CONFORMED NAME:	PLATT TSCHUDY & CO INC
	DATE OF NAME CHANGE:	02/01/1960
     FORMER COMPANY:
	FORMER CONFORMED NAME:	PLATT TSCHUDY NORTON & CO INC
	DATE OF NAME CHANGE:	02/01/1960





SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Schedule 13G

Under the Securities and Exchange Act of 1934

Aftermarket Technology Corp.
(Name of Issue)

Common Stock
(Title of Class of Securities)

008318107
(CUSIP number)

YEAR END DECEMBER 31, 2000
(Date of Event which requires filing of this statement)


Check the following box if a fee is being paid with this statement [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities in that section of the Act but shall be subject to all other provisions of the Act.

CUSIP Number: 008318107

1)	Name of Reporting Person:		Paladin Investment Associates, LLC
	S.S. or I.R.S Identification		IRS No. 522272851


2)  Check the appropriate box if a member of a group:  	(a) [   ]
						(b) [ X ]


3)  SEC Use only

4)  Citizenship or place of organization: 	Delaware

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	(5)	Sole Voting Power		0
	(6)	Shared Voting Power	0
	(7)	Sole Dispositive Power	0
	(8)	Shared Dispositive Power	0


9)   Aggregate amount beneficially owned by each reporting person:  0


10)  Percent of class represented by amount in Row 9:	5%


11.Type of Person Reporting*:  			IA



1. (a)	Name of Issuer:			Aftermarket Technology Corp.

    (b)	Address of Issuer's Principal Executive Offices:  One Oak Hill
					     	  Westmont, IL 60559

2. (a)	Name of Person Filing:		Paladin Invesment Associates, LLC

    (b)	Address of Principal Business Office:	601 Second Ave South
					Minneapolis, Mn 55402

    (c)	Citizenship:			Delaware

    (d)	Title of Class of Securities: 		Common Stock

    (e)  	Cusip Number:			008318107


3.  Information if statement is filed pursuant to Rules 13d-1 (b) or 13d-2 (b):
       Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

4. (a)  Amount beneficially owned as of December 31, 2000:	0

    (b)  Percent of Class:				5%

    (c)  Number of shares as to which such person has:
	(i)  Sole power to vote:			0
	(ii) Shared power to vote:			0
	(iii) Sole power to dispose or direct disposition of:	0
	(iv) Shared power to dispose or direct disposition of:	0

5.  Ownership of 5% or less of a class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

6.  Ownership of more than 5%on Behalf of Another Person
  The shares referred to in this filing are held by various custodian banks for various clients of Investment Advisers, Inc. None of the individual clients or custodian banks holds more than 5% or more of the shares.

7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company: Not applicable.

8.  Identification and classification of Members of the Group:  Not applicable.

9.  Notice of dissolution of Group:			Not applicable.

10.  Certification

  By signing below I certify that, to the best of my knowledge and belief, the Securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the infraction set forth in this statement is true, complete and correct.


Date:   02/22/2000				By __________________________
					   	Signature

					Jill Stevenson
					Vice President, Director of Operations